Exhibit 99.1

Calgon Carbon Announces Third Quarter Results

          PITTSBURGH, Nov. 28 /PRNewswire-FirstCall/ -- Calgon Carbon Corporation (NYSE: CCC) announced results for the third quarter ended September 30, 2006.

          The company reported a net loss of $0.5 million for the third quarter of 2006, as compared to a net loss of $0.4 million for the third quarter of 2005. The net loss for the third quarter of 2006 consisted of a loss from continuing operations of $0.5 million and income from discontinued operations of $0.04 million.  On a fully diluted share basis, the net loss for the third quarter of 2006 was $0.01 per common share, consisting of a loss of $0.01 per share from continuing operations and a loss of $0.00 per share from discontinued operations.  The net loss for the third quarter of 2005 consisted of a loss from continuing operations of $0.04 million and a loss from discontinued operations of $0.3 million.  On a fully diluted share basis, the net loss for the third quarter of 2005 was $0.01, consisting of a loss of $0.00 per common share from continuing operations and a loss of $0.01 per common share from discontinued operations.

          For the third quarter of 2006, income from operations was $1.5 million versus a loss of $3.7 million for the comparable period in 2005.  Results for the quarter included a pre-tax gain of $3.2 million related to an insurance settlement for business interruption which was caused by Hurricane Katrina in 2005.  In the third quarter of 2005, the company recorded $1.0 million in non- recoverable costs related to the hurricane.

          Net sales from continuing operations for the third quarter of 2006 were $79.7 million versus third quarter 2005 sales of $68.9 million, an increase of 15.7%. Currency translation had a $1.3-million positive impact on sales for the third quarter of 2006 due to the stronger Euro and the British Pound Sterling.

          For the third quarter of 2006, sales for the Activated Carbon and Service segment increased by 17.1% versus the third quarter of 2005.  The increase was primarily due to higher demand for activated carbon in the industrial process, food, environmental water treatment, and respirator markets.   Higher prices for certain carbon and service products also contributed to the increase. Sales for this segment in the third quarter of 2005 were adversely affected by sales losses due to Hurricane Katrina.

          Equipment sales increased by 9.6% in the third quarter of 2006 versus the third quarter of 2005.  The increase was due to higher demand for carbon adsorption systems.

          A 3.8% increase in Consumer sales for the third quarter of 2006 was primarily attributable to higher demand for the company’s PreZerve(R) products.

          Net sales less the cost of products sold as a percentage of net sales for the third quarter of 2006 was 26.1%, versus 25.5% for the third quarter of 2005.  The increase was due to higher pricing and volume on certain carbon and service products.  This was partially offset by higher product costs, particularly on outsourced products.

          Selling, administrative and research expenses for the third quarter of 2006 increased by 16.8% versus the third quarter of 2005.  The increase was due to $1.7 million in employee-related expenses, including severance and pension expenses; higher legal expenditures of $0.5 million, primarily related to anti-dumping petition costs; and professional services fees of $0.5 million.

          Net sales from continuing operations for the nine months ended September 30, 2006 were $236.8 million, versus $219.6 million for the comparable period in 2005, an increase of 7.8%.  Year to date, foreign currency translation had a $0.5-million negative impact on sales due to the weaker Euro and the British Pound Sterling.

          For the nine months ended September 30, 2006, income from operations was $3.4 million, versus a loss of $7.5 million for the first nine months of 2005. Net income for the nine months ended September 30, 2006 was $0.6 million which was comprised of a loss of $1.3 million from continuing operations and income of $1.9 million from discontinued operations.  Results for the nine months ended September 30, 2006 included an after-tax gain of $2.3 million on the sales of the company’s charcoal and solvent recovery businesses and an $8.1- million gain from insurance settlements related to Hurricane Katrina. The company reported a net loss of $1.8 million for the first nine months of 2005 which included an impairment charge of $2.2 million for the cancellation of the construction of a reactivation facility on the U.S. Gulf Coast and a $1.0- million non-recoverable loss related to Hurricane Katrina.

          Fully diluted earnings per share for the nine months ended September 30, 2006 were $0.01, consisting of a $0.03 loss per share from continuing operations and earnings per share of $0.05 from discontinued operations.  Loss per share on a fully diluted basis for the comparable period in 2005 was $0.04, consisting of a loss per share from continuing operations of $0.11 and earnings per share from discontinued operations of $0.06.

          Calgon Carbon’s board of directors did not declare a quarterly dividend.

          Commenting on the quarter, John Stanik, president and chief executive officer of Calgon Carbon, said, “While we are disappointed to report a quarterly loss, the third quarter results signal continued progress toward improving Calgon Carbon’s future financial performance.”

          Mr. Stanik continued, “The loss for the third quarter included severance expense, charges related to the decision to freeze the U.S. salaried pension plans and costs related to the company’s former credit structure.  On an on- going basis, the reduction in personnel will lower SG&A by approximately $3.3 million per year.  Freezing the pension plans will reduce annual pension expense in future years by approximately $1.0 million. The new credit structure should reduce annual interest expense in future years by about $1.0 million annually.”

          “The sales increases achieved in the third quarter also represent continued progress for our company.  I am pleased with the year-over-year and sequential growth in the top line and in our core activated carbon and service business. These increases contributed to sequential margin improvement and represent growing demand for our products, as well as market acceptance of price increases that we implemented earlier this year.  In October, the Department of Commerce imposed preliminary tariffs on steam-activated carbon imports from China.  As a result, we instituted price increases on activated carbon products worldwide.”

          Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer.

          The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Net Sales	$79,680	$68,867	$236,769	$219,578
Cost of Products Sold	58,897	51,287	176,270	160,194
Depreciation and Amortization	4,719	5,096	14,311	16,051
Selling, Administrative & Research	17,693	15,147	50,873	47,205
(Gain) Loss from Insurance Settlement	(3,173)	1,000	(8,072)	1,000
Gulf Coast Facility Impairment Charge	—	—	—	2,158
Restructuring Charge	—	65	7	423
	78,136	72,595	233,389	227,031
Income (Loss) from Operations	1,544	(3,728)	3,380	(7,453)
Interest Income (Expense) - Net	(1,297)	(1,083)	(4,075)	(3,020)
Other Income (Expense) - Net	(660)	(646)	(2,018)	(1,278)
Loss from Continuing Operations Before Income Taxes, Equity Income (Loss) and Minority Interest	(413)	(5,457)	(2,713)	(11,751)
Income Tax Provision (Benefit)	114	(5,023)	(1,156)	(6,507)
Loss from Continuing Operations Before Equity Income and Minority Interest	(527)	(434)	(1,557)	(5,244)
Equity Income from Equity Investments	39	397	203	1,020
Minority Interest	(8)	—	8	—
Loss from Continuing Operations	(496)	(37)	(1,346)	(4,224)
Income (Loss) from Discontinued Operations	38	(316)	1,910	2,458
Net Income (Loss)	$(458)	$(353)	$564	$(1,766)
Net Income (Loss) per Common Share
Basic and Diluted:
Loss from Continuing Operations	$(.01)	$(.00)	$(.03)	$(.11)
Income (Loss) from Discontinued Operations	$.00	$(.01)	$.05	$.06
Net Income (Loss)	$(.01)	$(.01)	$.01	$(.04)
Weighted Average Shares Outstanding (Thousands)
Basic and Diluted	39,882	39,569	39,871	39,421

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	September 30, 2006	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$5,071	$5,446
Receivables	57,828	51,224
Inventories	71,026	67,655
Other current assets	22,204	19,935
Assets held for sale	—	21,340
Total current assets	156,129	165,600
Property, plant and equipment, net	107,068	108,745
Other assets	73,972	73,523
Total assets	$337,169	$347,868
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Liabilities held for sale	$—	$6,683
Other current liabilities	58,766	62,614
Total current liabilities	58,766	69,297
Long-term debt	81,693	83,925
Other liabilities	41,239	44,086
Total liabilities	181,698	197,308
Minority interest	—	—
Total shareholders’ equity	155,471	150,560
Total liabilities and shareholders’ equity	$337,169	$347,868

Calgon Carbon Corporation

Segment Data - Continuing Operations:

Segment Sales	3Q06	3Q05	YTD 2006	YTD 2005

Carbon and Service	67,869	57,936	200,489	181,166
Equipment	8,740	7,972	26,627	29,333
Consumer	3,071	2,959	9,653	9,079
Total Sales (thousands)	$79,680	$68,867	$236,769	$219,578

Segment Operating Income (loss)*	3Q06	3Q05	YTD 2006	YTD 2005

Carbon and Service	6,776	3,032	20,885	13,373
Equipment	(848)	(1,318)	(4,520)	(2,204)
Consumer	335	(281)	1,333	10
Total Income from continuing operations (thousands)	$6,263	$1,433	$17,698	$11,179

*Before depreciation, amortization, and restructuring charges

SOURCE  Calgon Carbon Corporation
          -0-                                                            11/28/2006
          /CONTACT:  Gail Gerono of Calgon Carbon Corporation, +1-412-787-6795/
          /Web site:  http://www.calgoncarbon.com /
          (CCC)